Exhibit 99.1

Faraday Future Successfully Completes Nasdaq One-Year Compliance Monitoring Period as it Fully Met All Compliance Requirements During the Period, Returns to a Fully Normal Listed-Company Status

●	Upholding its principles of “no further reverse stock splits” and prudent equity issuances, the Company is committed to protection of stockholder interests.

●	Over the past year, FF has made significant progress in system development and financial management, as well as advancing its core strategies and businesses, achieving substantial improvements in both business fundamentals and capital fundamentals.

●	YT Jia executes additional stock purchase under 10b5-1 plans, which is the third stock execution by YT in the past month, and underscores the personal pledge of YT of his alignment with the “Stockholder First” principle.

Los Angeles, CA, (Sept. 9, 2025) – Faraday Future Intelligent Electric Inc. (NASDAQ: FFAI) (“Faraday Future”, “FF” or “Company”), a California-based global shared intelligent electric mobility ecosystem company, announced that it has met all compliance requirements during the monitoring period and passed Nasdaq’s one-year compliance monitoring review.

Over the past year, FF has achieved substantial progress across multiple facets of the Company:

●	Strategy & Business: Successfully launched its second brand, Faraday X (FX), and the global automotive industry bridge strategy. In August, FF unveiled its “Dual-Flywheel & Dual-Bridge” Eco Strategy.

●	Organization: The founding team returned, with YT Jia promoted to Co-CEO and introducing a “Ten Punch Combo”. Both business and capital fundamentals have achieved qualitative breakthroughs.

●	Capital: Successfully completed multiple financing transactions, expected to support the initial production and delivery of the FX Super One, while accelerating the development and delivery of other FF and FX products as well as AI-related technologies.

●	Finance: The Company’s financial reports from the past year reflect improvement in financial management systems. By strengthening cost control and cash flow management, FF has significantly enhanced financial operating efficiency.

YT Jia Completes Stock Purchase Totaling $560,000 under 10b5-1 Plans

FF Founder and Global Co-CEO YT Jia has made his third purchase of the Company’s common stock, totaling approx. $560,000 in the past month, pursuant to previously adopted Rule 10b5-1 trading plans.

YT purchased approximately an additional $180,000 of FFAI common stock on September 8, inclusive of trading commissions, pursuant to a 10b5-1 trading plan he entered into on May 23, 2025. This is the third purchase since August. YT purchased approximately $180,000 of FF common stock on September 2, 2025, and on August 25, 2025, YT purchased approximately $200,000 worth of FF common stock. These purchases were made following the required cooling-off period, in accordance with the terms of their 10b5-1 plans.

YT has now purchased a total of approximately $560,000 worth of shares of FF common stock (including commission fee), representing the after-tax portion of his $1.2 million signing bonus in connection with his appointment as Global Co-CEO.

“Today I executed my third purchase of FFAI common stock, under 10b5-1 share purchase plan, the amount was about $180,000 USD including fees”, said YT. “I chose to invest my entire signing bonus back into the company because I have full confidence in our long-term strategy. I firmly believe we will continue to create maximum value for our stockholders. Through real actions, I will continue to stand with our stockholders as we work to achieve our shared dream.”

ABOUT FARADAY FUTURE

Faraday Future is a California-based global shared intelligent electric mobility ecosystem company. Founded in 2014, the Company’s mission is to disrupt the automotive industry by creating a user-centric, technology-first, and smart driving experience. Faraday Future’s flagship model, the FF 91, exemplifies its vision for luxury, innovation, and performance. The FX strategy aims to introduce mass production models equipped with state-of-the-art luxury technology similar to the FF 91, targeting a broader market with middle-to-low price range offerings. FF is committed to redefining mobility through AI innovation. Join us in shaping the future of intelligent transportation. For more information, please visit https://www.ff.com/us/

CONTACTS

Investors (English): ir@faradayfuture.com

Investors (Chinese): cn-ir@faradayfuture.com

Media: john.schilling@ff.com